EXHIBIT 99.1
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                          DESCRIPTION OF CAPITAL STOCK

            The following descriptions of the Company's securities are qualified in all respects by reference to the Company's Amended and Restated Certificate of Incorporation and By-laws.

            Under our amended and restated certification of incorporation, we are authorized to issue 75,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. The following is a summary description of our capital stock.

COMMON STOCK

            Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive their proportionate share of dividends, if any, declared from time to time by the board of directors out of funds legally available for that purpose.

            In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to their proportionate share of all assets remaining after payment of liabilities, after taking into consideration the prior distribution rights of any preferred stock then outstanding. Common stock has no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of our common stock are fully paid and nonassessable.

PREFERRED STOCK

            Under our amended and restated certificate of incorporation, the board of directors is authorized, without stockholder approval, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series, each series to have whatever rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, that the board of directors may determine. The rights of the holders of common stock will be affected by, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a majority of our outstanding voting stock.

            The Company has issued and outstanding 345,333 shares of Series A Preferred Stock, convertible into 69,066 shares of common stock, and 2,087,500 shares of Series B Preferred Stock convertible into an equal number of shares of common stock. Following is a summary of the rights and preferences of the Series A Preferred Stock and Series B Preferred Stock based on the terms of the issued and outstanding Series A Preferred Stock and Series B Preferred Stock.

            SERIES A PREFERRED STOCK

            The rights and preferences of the Series A Preferred Stock include the following:
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            CONVERSION. Each holder of Series A Preferred Stock has the right, at such holder's option, to convert at any time after the date of issuance, into such number of shares of common stock as shall be determined by dividing the number of shares of Series A Preferred Stock to be converted by the effective conversion rate. Currently, each five shares of Series A Preferred Stock is convertible into one share of common stock.

            DIVIDENDS. Holders of the Series A Preferred Stock shall be entitled to receive dividends at the rate of 8% per annum, which accrue quarterly. The dividend is payable in cash, or at our discretion, in shares of common stock.

            LIQUIDATION. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, or in the event of our insolvency, before any distribution or payment is made to any holders of common stock, and subject to the liquidation rights and preferences of the Series B Preferred Stock with respect to liquidation preferences, the holders of each share of Series A Preferred Stock shall be entitled to be paid first out of our assets available for distribution to holders of our capital stock.

            VOTING. Except as otherwise required by the General Corporation Law of the State of Delaware, holders of Series A Preferred Stock will not be entitled to vote. However, for so long as there are any shares of Series A Preferred Stock outstanding, we may not amend our certificate of incorporation without the approval of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a class, if such amendment would adversely affect the rights of the holders of Series A Preferred Stock.

            SERIES B PREFERRED STOCK

            The rights and preferences of the Series B Preferred Stock include the following:

            CONVERSION. Each holder of Series B Preferred Stock has the right, at such holder's option, to convert at any time after the date of issuance, into an equal number of shares of common stock.

            Each share of Series B Preferred Stock shall automatically be converted into shares of common stock at the then effective conversion rate upon the effectiveness of a registration statement covering the resale of the shares of common stock issuable upon conversion of the Series B Preferred Stock.

            DIVIDENDS. Holders of the Series B Preferred Stock shall be entitled to receive dividends at the rate of 10% per annum, which accrue quarterly. The dividend will be paid quarterly in cash, or at our discretion, into an equal number of shares of common stock.

            LIQUIDATION. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, or in the event of our insolvency, before any distribution or payment is made to any holders of common stock or Series A Preferred Stock or common stock, the holders of each share of Series B Preferred Stock will be entitled to be paid first out of our assets available for distribution to holders of our capital stock.

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            VOTING. The Series B Preferred Stock and common stock vote together as a single class on all matters requiring a vote, with each share of Series B Preferred Stock being entitled to that number of votes equal to the number of whole shares of common stock into which it is then convertible.








































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